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Exhibit 8.1

January 9, 2015

Agree Realty Corporation

31850 Northwestern Highway

Farmington Hills, Michigan 48334

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Shelf Registration”), with respect to the offer and sale of up to an aggregate of $500,000,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), depositary shares representing Preferred Stock (“Depositary Shares”), and warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares or any combination of these securities to be offered from time-to-time.

We have also acted as counsel to the Company in connection with the preparation of the section captioned “Material Federal Income Tax Considerations” in the Prospectus (as defined below).

In rendering the opinions stated below, we have examined and, with your consent, relied upon the following documents:

(i)	the Company’s Articles of Incorporation, as amended;

(ii)	the Shelf Registration, and the prospectus (the “Prospectus”) filed as part of the Shelf Registration;

(iii)	the Limited Partnership Agreement of the Operating Partnership as amended to the date hereof (the “Partnership Agreement”);

(iv)	a letter of even date to us from Brian Dickman, Chief Financial Officer of the Company, containing certain written representations of the Company (“Certificate of Representations”);

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

January 9, 2015	Page 2

(v)	the tax opinion issued by Hunton & Williams LLP, dated November 27, 2013, regarding the Company’s qualification as a real estate investment trust (a “REIT”) for federal income tax purposes (the “Prior REIT Opinion”); and

(vi)	such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent, that:

(i)	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; has not been amended; and the signatures on each original document are genuine;

(ii)	where any such document required execution by a person, the person who executed the document had proper authority and capacity;

(iii)	all representations and statements set forth in such documents are and will be true and correct;

(iv)	where any such document imposes obligations on a person or entity, such obligations have been or will be performed or satisfied in accordance with their terms;

(v)	during its taxable year ended December 31, 2013, and subsequent taxable years, the Company has operated and will continue to operate in a manner that has made and will make the representations contained in the Certificate of Representations true for such years, without regard to any qualifications as to knowledge or belief;

(vi)	the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect the Company’s qualification as a REIT for any taxable year; and

(vii)	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

January 9, 2015	Page 3

We have not independently verified all of the representations, facts or assumptions set forth in such documents or any other documents.  We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all facts stated therein.  In connection with the opinions rendered below, we have assumed the correctness of the Prior REIT Opinion with respect to all periods prior to January 1, 2013, subject only to our limited independent investigation with respect to the periods before January 1, 2013. We also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Certificate of Representations and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. Where the factual representations in the Certificate of Representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority. We are not aware of any facts that are inconsistent with the representations contained in the Certificate of Representations. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative cha nges or court decisions may not be forthcoming that would modify or supersede the opinions stated herein. In addition, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues will not hold contrary to such opinions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Moreover, the opinions set forth below represent our conclusions based upon the documents, facts, assumptions and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinions stated herein.

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Certificate of Representations, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations”, we are of the opinion that:

1.           Since the commencement of the Company’s taxable year that began January 1, 2013, the Company has operated in conformity with the requirements for qualification as a REIT under the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification; and

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

January 9, 2015	Page 4

2.           The discussion under the caption “Material Federal Income Tax Considerations” in the Shelf Registration, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Certificate of Representations. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Certificate of Representations. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and which we may not have reviewed.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various States of the United States for registration of the securities registered thereby. We also consent to the identification of our firm as tax counsel to the Company in the section of Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our express written consent.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

JHC:MKH:JEC:MSB

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506

Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo